News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Record Fiscal 2024 Third Quarter Results

ST. LOUIS, Dec. 3, 2024—Core & Main Inc. (NYSE: CNM), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the third quarter ended October 27, 2024.

Fiscal 2024 Third Quarter Results (Compared with Fiscal 2023 Third Quarter)

•Net sales increased 11.5% to $2,038 million

•Gross profit increased 9.9% to $543 million; gross profit margin was 26.6%, increasing 20 basis points from the second quarter

•Net income decreased 11.4% to $140 million

•Diluted earnings per share increased 6.2% to $0.69

•Adjusted EBITDA (Non-GAAP) increased 6.5% to $277 million; Adjusted EBITDA margin (Non-GAAP) was 13.6%

•Completed five acquisitions during and after the quarter: HM Pipe Products, GroGreen Solutions, Green Equipment Company, Eastcom Associates and ARGCO Northeast

"We delivered strong performance in the third quarter, including record quarterly sales and Adjusted EBITDA, demonstrating that Core & Main can grow in any environment," said Steve LeClair, chair and CEO of Core & Main.

"Our ongoing focus on driving organic market share gains, combined with our disciplined approach to M&A, enabled us to achieve nearly 12% sales growth in the third quarter.

Our strategic approach to capital allocation further demonstrates our commitment to growth and creating value for shareholders. We completed five acquisitions during and after the quarter to expand our presence in key geographies, gain access to new product lines and add key talent. We also deployed $100 million to repurchase and retire 2.46 million shares, reinforcing our confidence in our outlook and ability to deploy capital to generate strong returns.

Overall, our teams are executing our strategy, outperforming the market with organic volume growth, and advancing our initiatives to support growth and margin expansion in 2025 and beyond. As a leader in the industry, Core & Main is committed to being a valuable partner in the supply chain, utilizing our scale and capabilities to support our customers and their complex project needs. Looking ahead, we remain well-positioned to capitalize on a range of strategic growth opportunities while delivering value to our customers and shareholders," LeClair concluded.

cont.

Three Months Ended October 27, 2024

Net sales for the three months ended October 27, 2024 increased $211 million, or 11.5%, to $2,038 million compared with $1,827 million for the three months ended October 29, 2023. Net sales increased primarily due to acquisitions and comparably higher end-market volumes partially offset by slightly lower selling prices. Net sales increased for pipes, valves & fittings due to acquisitions and comparably higher end-market volumes partially offset by slightly lower selling prices. Net sales increased for storm drainage products due to acquisitions and our ability to drive the adoption of advanced storm water management systems. Net sales for fire protection products declined due to lower selling prices and comparably lower end-market volumes. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for the three months ended October 27, 2024 increased $49 million, or 9.9%, to $543 million compared with $494 million for the three months ended October 29, 2023. Gross profit as a percentage of net sales for the three months ended October 27, 2024 was 26.6% compared with 27.0% for the three months ended October 29, 2023. The overall decline in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary period partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative ("SG&A") expenses for the three months ended October 27, 2024 increased $34 million, or 14.2%, to $274 million compared with $240 million during the three months ended October 29, 2023. The increase was generally attributable to acquisitions. Other SG&A costs increased slightly due to investments in growth and higher inflation. SG&A expenses as a percentage of net sales were 13.4% for the three months ended October 27, 2024 compared with 13.1% for the three months ended October 29, 2023. The increase was primarily attributable to acquisitions, investments in growth and inflationary cost impacts.

Operating income for the three months ended October 27, 2024 increased $6 million, or 2.8%, to $223 million compared with $217 million during the three months ended October 29, 2023. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A and amortization expenses.

Net income for the three months ended October 27, 2024 decreased $18 million, or 11.4%, to $140 million compared with $158 million for the three months ended October 29, 2023. The decrease in net income was primarily attributable to an increase in interest expense and income tax expense partially offset by an increase in operating income.

The Class A common stock basic and diluted earnings per share for the three months ended October 27, 2024 both increased 6.2% to $0.69 compared with $0.65 for the three months ended October 29, 2023. The increase in basic earnings per share was attributable to an increase in net income attributable to Core & Main, Inc. partially offset by higher Class A share counts from exchanges of limited partner interests of Core & Main Holdings, LP ("Partnership Interests"). Diluted earnings per share increased due to lower share counts following the share repurchase transactions executed throughout fiscal 2023 and fiscal 2024 partially offset by a decline in net income.

Adjusted EBITDA for the three months ended October 27, 2024 increased $17 million, or 6.5%, to $277 million compared with $260 million for the three months ended October 29, 2023. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP (as defined below) financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Nine Months Ended October 27, 2024

Net sales for the nine months ended October 27, 2024 increased $481 million, or 9.1%, to $5,743 million compared with $5,262 million for the nine months ended October 29, 2023. Net sales increased primarily due to acquisitions and higher end-market volumes partially offset by slightly lower selling prices. Net sales increased for pipes, valves & fittings due to acquisitions partially offset by slightly lower selling prices. Net sales increased for storm drainage due to acquisitions and our ability to drive the adoption of advanced storm water management systems. Net sales for fire protection products declined due to slightly lower selling prices and end-market volumes partially offset by acquisitions. Net sales of meter products benefited from our ability to drive the adoption of smart meter technology through municipalities, increased product availability and acquisitions.

Gross profit for the nine months ended October 27, 2024 increased $95 million, or 6.6%, to $1,529 million compared with $1,434 million for the nine months ended October 29, 2023. Gross profit as a percentage of net sales for the nine months ended October 27, 2024 was 26.6% compared with 27.3% for the nine months ended October 29, 2023. The overall decrease in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary period partially offset by favorable impacts from the execution of our gross margin initiatives and accretive acquisitions.

Core & Main Announces Fiscal 2024 Third Quarter Results

SG&A expenses for the nine months ended October 27, 2024 increased $98 million, or 14.0%, to $799 million compared with $701 million during the nine months ended October 29, 2023. The increase includes $68 million in personnel expenses primarily related to acquisitions. The remaining increase is driven by acquisitions, inflation and other growth investments. SG&A expenses as a percentage of net sales were 13.9% for the nine months ended October 27, 2024 compared with 13.3% for the nine months ended October 29, 2023. The increase was primarily attributable to acquisitions, investments in growth and inflationary cost impacts.

Operating income for the nine months ended October 27, 2024 decreased $29 million, or 4.6%, to $595 million compared with $624 million during the nine months ended October 29, 2023. The decrease in operating income was primarily attributable to higher SG&A and amortization expenses partially offset by higher gross profit.

Net income for the nine months ended October 27, 2024 decreased $88 million, or 19.3% to $367 million compared with $455 million for the nine months ended October 29, 2023. The decrease in net income was primarily attributable to a decrease in operating income, an increase in interest expenses and an increase in income tax expenses.

The Class A common stock basic earnings per share for the nine months ended October 27, 2024 and the nine months ended October 29, 2023 was $1.81 in each period. The Class A common stock diluted earnings per share for the nine months ended October 27, 2024 decreased 0.6% to $1.79 compared with $1.80 for the nine months ended October 29, 2023. The basic earnings per share was flat due to an increase in net income attributable to Core & Main, Inc. offset by higher Class A share counts from exchanges of Partnership Interests. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023 and fiscal 2024.

Adjusted EBITDA for the nine months ended October 27, 2024 increased $1 million, or 0.1%, to $751 million compared with $750 million for the nine months ended October 29, 2023. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended October 27, 2024 was $260 million compared with $373 million for the three months ended October 29, 2023. The $113 million decrease in cash provided by operating activities was primarily driven by more typical investment in working capital in the three months ended October 27, 2024 compared with a larger inventory reduction in the three months ended October 29, 2023 due to inventory optimization subsequent to supply chain improvements.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of October 27, 2024 was $2,420 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.7x compared with 1.5x as of October 29, 2023. Net debt leverage for the twelve months ended October 27, 2024 and the twelve months ended October 29, 2023 does not give pro forma effect to acquisitions.

As of October 27, 2024, we had $235 million outstanding borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility"), which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of October 27, 2024, after giving effect to approximately $15 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,000 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2024 Outlook

"We are raising our full year outlook based on results to-date, recent acquisitions, and our expectation that both prices and our end markets will remain stable through the end of the year," LeClair said. "The non-discretionary repair and replacement portion of our business remains resilient, and we are pleased with our level of execution to expand gross margins sequentially from the second quarter. We expect full year net sales to range from $7,350 to $7,450 million and we expect Adjusted EBITDA to range from $915 to $935 million. Our teams continue to lead and innovate, and we are optimistic that our scale, entrepreneurial culture and strong balance sheet position us to deliver meaningful value creation over the long-term."

Core & Main Announces Fiscal 2024 Third Quarter Results

Conference Call & Webcast Information

Core & Main will host a live conference call and webcast on December 3, 2024 at 8:30 a.m. ET to discuss the Company's financial results. The webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-470-1428 or +1-404-975-4839 (international). The passcode for the live call is 312715. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With more than 350 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s nearly 5,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal period ended October 27, 2024, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our
Core & Main Announces Fiscal 2024 Third Quarter Results

supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024); increases in interest rates; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Announces Fiscal 2024 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Nine Months Ended
	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023

Net sales	$2,038	$1,827	$5,743	$5,262
Cost of sales	1,495	1,333	4,214	3,828
Gross profit	543	494	1,529	1,434
Operating expenses:
Selling, general and administrative	274	240	799	701
Depreciation and amortization	46	37	135	109
Total operating expenses	320	277	934	810
Operating income	223	217	595	624
Interest expense	36	20	106	59
Income before provision for income taxes	187	197	489	565
Provision for income taxes	47	39	122	110
Net income	140	158	367	455
Less: net income attributable to non-controlling interests	7	46	20	147
Net income attributable to Core & Main, Inc.	$133	$112	$347	$308

Earnings per share
Basic	$0.69	$0.65	$1.81	$1.81
Diluted	$0.69	$0.65	$1.79	$1.80
Number of shares used in computing EPS
Basic	191,538,672	170,999,291	192,173,529	169,989,859
Diluted	201,165,553	224,686,413	202,146,712	232,485,740

Core & Main Announces Fiscal 2024 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	October 27, 2024	January 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$10	$1
Receivables, net of allowance for credit losses of $19 and $12, respectively	1,378	973
Inventories	950	766
Prepaid expenses and other current assets	43	33
Total current assets	2,381	1,773
Property, plant and equipment, net	167	151
Operating lease right-of-use assets	220	192
Intangible assets, net	964	784
Goodwill	1,884	1,561
Deferred income taxes	555	542
Other assets	44	66
Total assets	$6,215	$5,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23	$15
Accounts payable	782	504
Accrued compensation and benefits	112	106
Current operating lease liabilities	63	55
Other current liabilities	134	94
Total current liabilities	1,114	774
Long-term debt	2,384	1,863
Non-current operating lease liabilities	158	138
Deferred income taxes	85	48
Tax receivable agreement liabilities	702	706
Other liabilities	22	16
Total liabilities	4,465	3,545
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 190,189,434 and 191,663,608 shares issued and outstanding as of October 27, 2024 and January 28, 2024, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 8,483,709 and 9,630,186 shares issued and outstanding as of October 27, 2024 and January 28, 2024, respectively	—	—
Additional paid-in capital	1,213	1,214
Retained earnings	433	189
Accumulated other comprehensive income	23	46
Total stockholders’ equity attributable to Core & Main, Inc.	1,671	1,451
Non-controlling interests	79	73
Total stockholders’ equity	1,750	1,524
Total liabilities and stockholders’ equity	$6,215	$5,069

Core & Main Announces Fiscal 2024 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Nine Months Ended
	October 27, 2024	October 29, 2023
Cash Flows From Operating Activities:
Net income	$367	$455
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	144	114
Equity-based compensation expense	11	8
Deferred income tax expense	9	6
Other	10	5
Changes in assets and liabilities:
(Increase) decrease in receivables	(316)	(236)
(Increase) decrease in inventories	(77)	256
(Increase) decrease in other assets	(8)	1
Increase (decrease) in accounts payable	235	157
Increase (decrease) in accrued liabilities	11	9
Net cash provided by operating activities	386	775
Cash Flows From Investing Activities:
Capital expenditures	(24)	(34)
Acquisitions of businesses, net of cash acquired	(722)	(151)
Other	(11)	3
Net cash used in investing activities	(757)	(182)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(121)	(618)
Distributions to non-controlling interest holders	(9)	(33)
Payments pursuant to Tax Receivable Agreements	(11)	(5)
Borrowings on asset-based revolving credit facility	715	235
Repayments on asset-based revolving credit facility	(910)	(235)
Issuance of long-term debt	750	—
Repayments of long-term debt	(17)	(11)
Debt issuance costs	(14)	—
Other	(3)	(2)
Net cash provided by (used in) financing activities	380	(669)
Increase (decrease) in cash and cash equivalents	9	(76)
Cash and cash equivalents at the beginning of the period	1	177
Cash and cash equivalents at the end of the period	$10	$101

Cash paid for interest (excluding effects of interest rate swap)	$141	$89
Cash paid for taxes	107	82

Core & Main Announces Fiscal 2024 Third Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

Core & Main Announces Fiscal 2024 Third Quarter Results

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2024 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Nine Months Ended
	October 27, 2024	October 29, 2023	October 27, 2024	October 29, 2023
Net income attributable to Core & Main, Inc.	$133	$112	$347	$308
Plus: net income attributable to non-controlling interest	7	46	20	147
Net income	140	158	367	455
Depreciation and amortization (1)	46	38	137	111
Provision for income taxes	47	39	122	110
Interest expense	36	20	106	59
EBITDA	$269	$255	$732	$735
Equity-based compensation	4	3	11	8
Acquisition expenses (2)	4	1	8	4
Offering expenses (3)	—	1	—	3
Adjusted EBITDA	$277	$260	$751	$750

(Amounts in millions)	Twelve Months Ended
	October 27, 2024	October 29, 2023
Net income attributable to Core & Main, Inc.	$410	$362
Plus: net income attributable to non-controlling interest	33	177
Net income	443	539
Depreciation and amortization (1)	175	147
Provision for income taxes	140	130
Interest expense	128	79
EBITDA	$886	$895
Equity-based compensation	13	10
Acquisition expenses (2)	10	6
Offering expenses (3)	2	3
Adjusted EBITDA	$911	$914

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Announces Fiscal 2024 Third Quarter Results

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	October 27, 2024	October 29, 2023
Senior ABL Credit Facility due February 2029	$235	$—
Senior Term Loan due July 2028	1,451	1,466
Senior Term Loan due February 2031	744	—
Total Debt	2,430	1,466
Less: Cash & Cash Equivalents	(10)	(101)
Net Debt	$2,420	$1,365
Twelve Months Ended Adjusted EBITDA	911	914
Net Debt Leverage	2.7x	1.5x

Core & Main Announces Fiscal 2024 Third Quarter Results